Exhibit No. 99

     News release issued by the Company on November 1, 1995.

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Contact:
Robert B. Hayes
(Office)    (208) 384-7675
(Home)      (208) 345-9863


FOR IMMEDIATE RELEASE:  November 1, 1995


     MERGER OF RAINY RIVER AND STONE-CONSOLIDATED COMPLETED


     BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) announced today that the merger of Rainy River Forest Products Inc. and Stone-Consolidated Corporation has been completed.
Boise Cascade held approximately 49% of the voting shares and 60%
of the total equity in Rainy River.   As a result of the
transaction, Boise Cascade will receive today approximately US$183 million. The company will use the proceeds from this transaction to reduce debt, make capital investments, and enhance shareholder returns.
     Boise Cascade now holds approximately 6.6 million shares of Stone-Consolidated common stock, representing approximately 6.4% of Stone-Consolidated's outstanding common stock. In addition, Boise Cascade now holds approximately 2.8 million shares of Stone-Consolidated's redeemable preferred stock.
     Boise Cascade Corporation is an integrated paper and forest products company headquartered in Boise, Idaho, with operations located primarily in the United States. The company manufactures and distributes paper and paper products, office products, and building products and owns and manages timberland to support these operations.
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